EXHIBIT 4.37

                           SOFTWARE LICENSE AGREEMENT


THIS AGREEMENT is entered into this 23 day of May 2000.

BETWEEN:

         INTERNET EMPIRE ENTERTAINMENT LTD., with registered offices in St. John's Antigua, West Indies

                                     (hereinafter referred to as the "Licensee")
AND

         STARNET SYSTEMS INTERNATIONAL INC., (formerly known as Softec Systems Caribbean Inc.) with registered offices at 1589 Newgate Street, St. John's Antigua, West Indies.

                                             (hereinafter referred to as "SSII")

WHEREAS,

A. Softec Systems Caribbean Inc. changed its name to Starnet Systems International Inc. pursuant to Section 161(2) of the International Business Corporations Act, Cap.222, by Special Resolution dated 19th day of July 1999;

B.       SSII owns rights to Internet casino software (the "Software");

C.       SSII wishes to license the Software to other companies;

D. SSII wishes to provide a complete computer hardware and software package that the Licensee may use to operate an Internet Gaming site; and,

E. The Licensee wishes to license the Software and make use of SSII's computer hardware in order to operate an Internet gaming site.

NOW THEREFORE, in consideration of the premises and mutual covenants herein set forth, the parties agree as follows:

1.       GENERAL PROVISIONS

         1.1      DEFINITIONS

                  1.1.1 "Licensed Software" shall mean a licensed data processing program or micro program consisting of a series or sequence of signals, or instructions, statements, or fonts stored on any media in machine readable form, and any related licensed materials such as, but not limited to, graphics, flow charts, logic diagrams, manuals and listing made generally available by SSII for use in connection

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                           with the licensed programs. The Licensed Software
                           shall consist of not more than 2 casinos, based on themes selected by the Licensee (collectively, the "Casino"). The Casino shall have various games of chance which includes, but are not limited to, blackjack, roulette, pai gow poker, video poker and slot machine and other games as added from time to time, based on a theme chosen by the Licensee, a sportsbook web site within the gaming site, an HTML version of the sportsbook, and a lottery ticket distribution web site.

                  1.1.2 "Net Monthly Revenue" shall mean, for any given calendar month, the total amount wagered in the casino, horse track and the sportsbook, less winnings in the Casino, horse track and the sportsbook, PLUS, total sales of lottery tickets less the invoiced cost for purchasing lottery tickets for the lottery ticket sales, PLUS any membership fees or additional fees that may be charged by the Licensee that are not related to currency conversion or transaction processing.

                  1.1.3 "Hardware" shall mean all the necessary computers, routers, cabling, monitors, hard drives, back-up systems, and other equipment, as determined by SSII in its absolute discretion, located at its offices in St. John's Antigua, or other locations designated by SSII as may be required in order to properly store, distribute and run the Licensed Software.

                  1.1.4 "Games" shall mean the casino style games, sportsbook, lottery, and pari-mutuel games that are played using the Licensed Software and are available from time to time.

                  1.1.5 "Downloadable Software" shall mean the portion of the Licensed Software that must be resident on a customer's computer in order for the customer to access and play the Games.

                  1.1.6 "Master CD" shall mean the compact disc containing the Downloadable Software that may be used to mass-produce compact discs for delivery to the Licensee's customers.

                  1.1.7 "Customer Information" shall mean all data collected and stored on customers including, without limiting the generality of the foregoing, name, address, phone, and fax number, e-mail address, credit card numbers and expiration dates or information on other types of payments, amounts wagered and frequency of wagering.

                  1.1.8 "Confidential Information" shall mean material in the possession of SSII which is not generally available to or used by others or the utility or value of which is not generally known or recognized as

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                           standard practice, including, without limitation, all
                           financial business and personal data relating to SSII's clients, any non-public information about affiliates, subsidiaries, consultants and employees of SSII or its affiliates, business and marketing plans, strategies and methods, studies, charts, plans, tables and compilations of business industrial information, computer software and computer technology whether patentable, copyrightable or not, which is acquired or developed by or on behalf of SSII or its affiliates from time to time.

         1.2      RIGHT TO AUDIT

                  1.2.1 The Licensee shall within reason, have the right, without prior notice to SSII to inspect and audit all SSII's business, accounting and supporting records that are necessary for purposes determining SSII's compliance with the terms of this Agreement. SSII shall fully co-operate with any independent chartered accountants or certified public accountants hired by the Licensee to conduct any such inspection or audit. If any such inspection or audit discloses an under statement of less than 3% for any period, SSII shall pay, within ten days after receipt of the inspection or audit report, the sums due on account of such understatement with interest calculated at U.S. prime plus one percent. Further, if such inspection or audit is made necessary by failure of SSII to furnish invoice reports or any other documentation as herein required, or if an understatement for any period is determined by such inspection or audit to be 3% or greater, SSII shall, on demand and in any event within the said ten days, in addition to paying the sums due on account of such understatement, also reimburse for the cost of such inspection or audit, including without limitation, the charges of any independent chartered accountants or certified public accountants retained by the Licensee in connection with such audit or inspection and the reasonable travel expenses, room, board and compensation of employees of the Licensee.

                  1.2.2 The Licensee's right to audit records shall only extend to records that date back no more than two of SSII's fiscal years prior to the date SSII receives notice of an impending audit.

         1.3      INDEMNIFICATION

                  1.3.1 The Licensee acknowledges and agrees that neither SSII nor any of its members, shareholders, directors, officers, employees or representatives will be liable to the Licensee or any of the Licensee's customers for any special, indirect, consequential, punitive or exemplary damages, or damages for loss of profits or savings, in connection with this Agreement, the services or the

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                           Hardware or any other information, material or
                           services provided by SSII to the Licensee under this Agreement. If, despite the foregoing limitations, SSII or any of its shareholders, directors, officers, employees or representatives should become liable to the Licensee or any other person (a "Claimant") in connection with this Agreement, then the maximum aggregate liability of SSII, its members, shareholders, directors, officers, employees and representatives for all such things and to all such parties will be limited to the lesser of the actual amount of loss or damage suffered by the Claimant or the amount of the Licensee's fees payable by the Licensee to SSII for the six months prior to the loss.

                  1.3.2 The Licensee shall indemnify and save harmless SSII and its members, shareholders, directors, officers, employees, agents, contractors, representatives, parent company, or subsidiaries (together, the "Indemnified Parties") from and against all damages, losses, costs and expenses (including actual legal fees and costs), fines and liabilities incurred by or awarded asserted or claimed against any of the Indemnified Parties by any licensing or government agency who licenses, regulates, or otherwise governs the licensing or use of Internet gambling in connection with the Licensee's activities under this Agreement, including claims brought by a person using or relying upon any advice given or publication produced and distributed by the Licensee.

                  1.3.3 Notwithstanding anything in this Section 1.3, if SSII is found guilty of fraud in executing its' obligations under this Agreement, the Licensee shall not responsible for any indemnification of the Indemnified Parties to the extent that the fraud has caused there to be damages.

         1.4      DISRUPTIONS

                  1.4.1 The Licensee acknowledges that from time to time as a result of Hardware failure, supplier failures, or acts of God, the services provided under this Agreement by SSII can be temporarily disrupted. The Licensee acknowledges and agrees that neither SSII nor any of its members, shareholders, directors, officers, employees or representatives will be liable to the Licensee or any of the Licensee's customers for any special, indirect, consequential, punitive or exemplary damages, or damages for loss of profits or savings, in connection with these temporary disruptions. For the purpose of this section, if the services provided under this Agreement by SSII are temporarily disrupted for seven days within any one-month period, the minimum monthly fees as calculated in section 1.7.3 shall be reduced on a pro rata basis.

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                  1.4.2    The Licensee acknowledges that SSII's ability to
                           perform its obligations under this Agreement are subject to government licensing in whatever jurisdiction SSII may choose to operate. SSII shall not be held liable for any damages of any kind whatsoever that may result from changes in government legislation or policy.

         1.5      CONDITIONS OF LICENSE

         This license is granted under the following conditions:

                  1.5.1 The Licensee acknowledges that its rights in and to the Licensed Software may not be assigned, licensed or otherwise transferred by operation of law without the prior written consent of SSII. Violation of this section is grounds for immediate termination of this Agreement. SSII will not unreasonably withhold its consent to the Licensee's requests to sub-license the Licensed Software to a third party subject to the following obligations of the Licensee and limitations of SSII:

                           (a) that the Licensee will have first provided SSII with a copy of its draft sub-licensing agreement with the proposed sub-licensee (the "Sublicensee"), such agreement must contain the following provisions (the "Sub-licensing Agreement"):

                                    (1)      that Licensee is responsible
                                             for all communication with the
                                             Sublicensee and SSII will have no
                                             responsibility in this regard;

                                    (2)      that the Sublicensee will have
                                             presented the Licensee with a
                                             current criminal check confirming
                                             that Sublicensee has no criminal
                                             record;

                                    (3)      the Sublicensee shall obtain no
                                             rights in the Licensed Software
                                             other than those specifically
                                             granted in the Sub-licensing
                                             Agreement;

                                    (4)      the Licensee is responsible for all
                                             technical support and customer
                                             service support of the Sublicensee
                                             and the Sublicensee's customers and
                                             the Licensee will be responsible
                                             for establishing its own methods of
                                             communication in this regard;

                                    (5)      the Sublicensee shall not own the
                                             Customer Information generated in
                                             respect of the Sublicensee's
                                             customers and, during the term of
                                             this Agreement ownership of such
                                             Customer Information will be
                                             retained by the Licensee and


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                                             will not in any circumstances be
                                             transferred by the Licensee to the
                                             Sublicensee;

                                    (6)      that the Licensee is responsible
                                             for paying all of the additional
                                             production costs associated with
                                             producing a copy of the software
                                             and a report generator for each of
                                             the Licensee's sublicensees
                                             approved by SSII under this
                                             Agreement (see attached Fee
                                             Schedule);

                                    (7)      that the Licensed Software is the
                                             sole property of SSII, and that
                                             Licensee has only the specific
                                             rights to sub-license that are
                                             granted to it under this Agreement;
                                             and,

                                    (8)      that the cost of any upgrades to
                                             the Licensed Software that are
                                             sublicensed to the Sublicensee will
                                             be borne by the Licensee.

                  1.5.2 Copyright, trademarks and other proprietary rights of SSII (SSII's Intellectual Property) protect the Licensed Software. The Licensee may be held directly responsible for acts relating to the Licensed Software which are not authorized by this Agreement

                  1.5.3 All right, title and interest in and to SSII's Intellectual Property to the Licensed Software, and any copies threreof, and all documentation, code and logic, which describes and/or comprises the Licensed Software remains the sole property of SSII.

                  1.5.4 SSII shall not be responsible for failure of performance of this Agreement due to causes beyond its control, including, but not limited to, work stoppages, fires, civil disobedience, riots, rebellions, acts of God, and similar occurrences.

                  1.5.5 The sportsbook "format" shall remain standard, and will not be materially altered from SSII's standard sportsbook facilities. Format shall refer to the tabular presentation of the sports information making up the sportsbook look and feel and shall not include the graphics that may be added in order to personalize it.

                  1.5.6 The Licensee acknowledges that this is a non-exclusive agreement and that SSII will license the Licensed Software to as many other parties as are willing to enter into a licensing agreement with SSII.

                  1.5.7    INTENTIONALLY DELETED

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                  1.5.8    The Licensee shall be responsible for ensuring that
                           they are operating the Licensed Software in compliance with any and all applicable state, provincial, national, and international laws.

                  1.5.9 The Licensee shall provide SSII with all documentation necessary to show that the Licensee has obtained any and all necessary licenses in order to operate an Internet casino and/or Sportsbook in the jurisdiction in which the gaming servers are located.

                  1.5.10 It is the policy of SSII to prevent the use of the Licensed Software for use as a "money laundering" vehicle. The Licensee warrants that they will undertake all reasonable efforts to prevent persons from using the Licensed Software for use as a money-laundering vehicle. If it is revealed that the Licensee is purposely allowing or is willfully blind to money laundering, SSII may terminate this agreement without notice.

                  1.5.11 The Licensee shall not accept wagers from persons residing in Canada and shall implement all measures stipulated by SSII to ensure that persons residing in Canada are not able to wager utilizing the Licensed Software.

         1.6      TERMS AND TERMINATION

                  1.6.1 This Agreement shall commence and be deemed effective on the date when fully executed (the "Effective Date"). This Agreement is in effect for a period of one-year (the "Term') and shall be automatically renewed indefinitely with additional one year terms unless the Licensee gives written notice of termination of this Agreement at least 45 days prior to the end of any one year period.

                  1.6.2 SSII may terminate this Agreement by giving written notice to the Licensee at least six months prior to the end of any one year term provided, however, SSII shall not give notice of termination in the first year of this Agreement.

                  1.6.3 SSII may terminate this Agreement at any time upon five days notice if the Licensee is more than 30 days in arrears in paying any material monthly fees due and owing to SSII. The Licensee shall be allowed to cure the breach during the notice period, thus pre-empting SSII's ability to terminate this Agreement in accordance with this section. The arrears contemplated in this section must be of a material amount for this section to be used by SSII. For the purposes of this section, material shall mean anything greater than 5% of the previous month's fees.

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                  1.6.4    SSII may terminate this Agreement at any time upon
                           five days notice if the Licensee becomes bankrupt or insolvent or ceases carrying on business for any reason.

                  1.6.5 The Licensee may terminate this Agreement at any time upon five days notice if SSII becomes bankrupt or insolvent or ceases carrying on business for any reason.

                  1.6.6 The Licensee may, inter alia, terminate this Agreement at any time upon five days notice if SSII is materially in breach of this Agreement for more than 30 days. SSII shall be allowed to cure the breach during the notice period, thus pre-empting the Licensee's ability to terminate this Agreement in accordance with this section.

                  1.6.7 SSII may terminate this Agreement at any time upon five days notice if SSII, or any of its principals, officers or Directors becomes the subject of third party civil or criminal litigation as a result of the Licensee's operations under this Agreement. The litigation contemplated herein must be material, and found to be of a serious nature by independent legal counsel.

                  1.6.8 Upon termination of this Agreement, the Licensee shall immediately return to SSII any and all of SSII's materials which SSII has a proprietary right in that are in the Licensee's possession and/or in the possession of the Licensee's agents, servants and employees.

                  1.6.9 Upon termination of this Agreement, all Customer Information shall he given to the Licensee and SSII shall not make use of or disclose any Customer Information to any third party.

                  1.6.10 Upon termination of this Agreement for any reason, any security given by the Licensee shall be returned to the Licensee within thirty days of termination, provided however that if there are any outstanding invoiced amounts (as per section 1.5.7) against the Licensee, sufficient security shall be retained in order to pay for those claims.

         1.7      REMUNERATION

                  1.7.1 The Licensee shall pay to SSII a non-refundable one-time fee of $100,000 U.S. for the development of the graphical front end of the gaming site and all set-up costs. This payment shall be paid in accordance with the following schedule:

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                           o        $50,000 within five (5) business days upon
                                    signing this Agreement; and
                           o $50,000 upon completion of the installation of the software.

                  1.7.2 The Licensee shall pay to SSII a monthly fee based on a percentage of the Net Monthly Revenue. The fee shall be paid in accordance with Schedule A of this Agreement. The fees shall commence when the Licensee accepts a wager utilizing the Licensed Software.

                  1.7.3    INTENTIONALLY DELETED

                  1.7.4 All monthly payments shall be delivered to SSII by the 15th of each month in payment for the previous month's activity.

         1.8      CONFIDENTIALITY

                  1.8.1 The Licensee shall not disclose, publish, or disseminate Confidential Information to anyone other than those of its employees or others with a need to know, and the Licensee agrees to take reasonable precautions to prevent any unauthorized use, disclosure, publication, or dissemination of Confidential Information. The Licensee agrees not to use Confidential Information otherwise for its own or any third party's benefit without the prior written approval of an authorized representative of SSII in each instance.

                  1.8.2 SSII shall not disclose, publish, or disseminate Customer Information to anyone other than those of its employees with a need to know, and SSII agrees to take reasonable precautions to prevent any unauthorized use, disclosure, publication, or dissemination of Customer Information. SSII agrees not to use Customer information otherwise for its own or any third party's benefit without the prior written approval of an authorized representative of the Licensee in each instance.

                  1.8.3 All Confidential Information, and any Derivatives thereof whether created by SSII or the Licensee, remains the property of SSII and no license or other rights to Confidential Information is granted or implied hereby. For purposes of this Agreement, "Derivatives" shall mean: (a) for copyrightable or copyrighted material, any translation, abridgement, revision or other form in which an existing work may be recast, transformed or adapted; (b) for patentable or patented material, any improvement thereon; and
                           (c) for material which is protected by trade secret, any new material derived from such existing trade secret material, including

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                           new material which may be protected by copyright,
                           patent and/or trade secret.

                  1.8.4 Notwithstanding, anything in this Section 1.8, SSII shall be allowed to use Customer Information for the purpose of fulfilling its reporting obligations as a public company. SSII shall also be allowed to use Customer Information in a statistical form so long as it does not identify individuals or specific companies.

                  1.8.5 The Licensee shall not disclose the contents of this Agreement to any third party who is not bound to maintain confidentiality between the parties. The Licensee acknowledges that disclosure of the terms of this Agreement to third parties would cause considerable damage to SSII and its parent company, Starnet Communications International Inc.

2.       OBLIGATIONS OF THE LICENSOR

         2.1      HARDWARE

                  2.1.1 SSII shall supply the Hardware as defined in this Agreement.

                  2.1.2 SSII shall maintain the Hardware and pay all costs for maintaining. and/or upgrading the Hardware.

                  2.1.3 SSII shall supply the office space required to house the Hardware. SSII WILL USE ALL REASONABLE EFFORTS TO ENSURE THAT THE OFFICE SPACE HOUSING THE HARDWARE IS MAINTAINED TO A HIGH LEVEL OF SECURITY.

                  2.1.4 The Hardware shall, at all times, remain the property of SSII.

                  2.1.5 SSII shall supply an appropriate connection to the Internet with sufficient bandwidth to properly operate the Licensed Software. The Licensee shall pay for all bandwidth associated only with those customers that are not playing the Games using real money and for the downloading of the Licensed Software via the Internet, and for any related marketing via the Internet. Bandwidth shall be charged to the Licensee at market rates.

                  2.1.6 SSII will use reasonable efforts to establish a redundant site in St. Kitts, West Indies, or any other jurisdiction, provided that SSII will be required to maintain a gaming license at all times in any jurisdiction in which redundant Servers are located. If SSII proposes to establish a redundant site in a jurisdiction other than St. Kitts, SSII shall first obtain the approval of the Licensee shall not be required to maintain a redundant site.

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                  2.1.7    SSII shall make all reasonable efforts to repair and
                           correct any problems arising under SSII's areas of responsibility that may arise from time to time which would cause it to be unable to perform its' obligations under this Agreement (see section 1.5.4).

                  2.1.8 SSII shall notify the Licensee of any problems that may arise from time to time and shall keep the Licensee apprised of any efforts undertaken to rectify the problem.

                  2.1.9 The Hardware shall be located only in places where Internet gambling may be operated legally and where the Licensee has obtained all necessary licenses to conduct online gaming.

         2.2      THE LICENSED SOFTWARE

                  2.2.1 SSII shall install the Licensed Software on the Hardware.

                  2.2.2 SSII shall allow all of the Licensee's customers and all persons who seek to be licensee's customers Internet access to the Licensed Software.

                  2.2.3 SSII shall allow the Licensee's customers to download directly from the server the Downloadable Software necessary for the Licensee's customer to play the Games.

                  2.2.4 SSII shall supply to the Licensee a single Master CD containing the Downloadable Software.

                  2.2.5 SSII may from time to time, at its discretion, create additional games, which can be added to the Licensed Software. If additional games become available, the Licensee may request to have the additional games added to the Licensed Software at no additional licensing cost to the Licensee.

                  2.2.6 SSII may from time to time, at its discretion, translate part or all of the Games into other languages, which can be added to the Licensed Software. If additional languages become available, the Licensee may request to have the additional languages added to the Licensed Software at no cost to the Licensee.

                  2.2.7 Notwithstanding anything stated in this section 2.2, any changes requested by the Licensee to be made to the graphics portion of the Licensed Software, shall be charged to the Licensee at market rates.

                  2.2.8 Notwithstanding anything stated in this section 2.2, any changes made to the Master CD at the Licensee's request will be billed to

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                  2.2.9    the Licensee, at market rates, plus a $100.00 U.S.
                           administration fee. SSII retains the right to refuse to make the requested changes.

                  2.2.10 SSII shall only be required to provide the Licensed Software in the English language and other language that becomes available.

                  2.2.11 SSII will provide all upgrades of the Licensed Software that do not require changes to the graphical interface, at no charge to the Licensee.

                  2.2.12 All upgrades are to be made available to the Licensee within 30 days of the completion of testing.

                  2.2.13 The Licensee may operate the Casino on as many separate URL's as the Licensee wants, with no additional licensing fee to be paid.

                  2.2.14 SSII warrants that the Licensed Software correctly implements algorithms, which are in accordance with the rules and payouts, which may be displayed on the screen at any time by the player. Pseudo-random numbers used by the software for the purposes of choosing game outcomes and shuffling cards are generated in an unbiased manner.

                  2.2.15   INTENTIONALLY DELETED

         2.3      FINANCIAL TRANSACTIONS

                  2.3.1 SSII shall provide a transaction processing system that will allow the Licensee's customers to deposit funds for use of the Games (the "Transaction Processing System"). The Licensee's customers will be able to deposit funds via the Internet through the use of Visa, Master Card, or American Express credit cards. Other methods of payment may be made available from time to time at SSII's discretion, at a cost to the Licensee to be agreed upon at the time.

                  2.3.2 SSII shall only-be responsible for processing credit card debits and credits for which the Licensee holds the appropriate merchant number accounts.

                  2.3.3 The Licensee shall be responsible for all aspects of collecting and paying funds, in accordance with this Agreement.

                  2.3.4 The Licensee shall have no rights whatsoever in the Transaction Processing System.

         2.4      TECHNICAL SUPPORT

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                  2.4.1    SSII shall supply 24-hour 7-days per week technical
                           support for the Licensee's customers and for the Licensee.

                  2.4.2 SSII shall make the Technical support available via the Internet and via toll free telephone lines.

                  2.4.3 SSII shall determine the number of people acting as technical support and the number of incoming telephone lines for technical support in its absolute discretion.

                  2.4.4 Technical support offered via the telephone shall be in English language and other languages that become available, including Chinese (mandarin). Technical support offered via the Internet shall be in all languages in which the Licensed Software is available.

         2.5      ACCOUNTING

                  2.5.1 SSII shall maintain records of all transactions and wagers placed utilizing the Licensed Software.

                  2.5.2 No fees are payable for regular accounting information provided to the Licensee for the purpose of calculating Net Revenue.

                  2.5.3 SSII shall supply a complete accounting record, as defined by SSII from time to time, of the previous month's activity relating to the Licensed Software within ten working days of the end of each month. The accounting records shall be delivered either by facsimile or by e-mail.

                  2.5.4 SSII shall provide daily interim accounting reports, as defined by SSII from time to time. The daily interim accounting records shall be delivered either by facsimile or by e-mail.

                  2.5.5 SSII shall have the right to utilize the accounting information for statistical and reporting purposes provided specific information about the Licensee is not disclosed.

                  2.5.6 SSII shall archive and maintain the accounting information for a period of 2 fiscal years.

                  2.5.7 SSII, at its discretion, may destroy any portion of the accounting information that SSII deems to be no longer relevant.

                  2.5.8 The Licensee shall be given thirty days written notice prior to the destruction of any accounting information. The Licensee may choose to archive information about to be destroyed, at its own facilities.

         2.6      CUSTOMER DATA

                  2.6.1 SSII shall maintain a database containing the Customer Information.

                  2.6.2 The Customer Information shall remain the property of the Licensee.

                  2.6.3 SSII shall provide daily interim Customer Information reports, as defined by SSII from time to time.

                  2.6.4 The Licensee shall pay no fees for additional Customer Information, provided that such requests are reasonable. Administration fees shall be paid out at market prices.

                  2.6.5 SSII shall have the right to utilize the Customer Information for any purpose that does not conflict with the Licensee's marketing of the Licensed Software. Under no circumstances shall SSII utilize the Customer Information in the marketing of any gaming site being operated by a subsidiary of Starnet Communications International Inc., SSII's parent company.

                  2.6.6 SSII shall archive and maintain the Customer Information for a period of two years.

                  2.6.7 SSII in its discretion, may destroy any portion of the Customer Information that SSII deems to be no longer relevant.

                  2.6.8 The Licensee shall be given thirty days written notice prior to the destruction of any Customer Information. The Licensee may choose to archive information about to be destroyed, at its own facilities.

         2.7      THE GAMES

                  2.7.1 The lottery tickets and play options available in the lottery web site shall be determined from time to time by SSII in its sole discretion.

                  2.7.2 SSII shall determine the odds for the casino from time to time. The Licensee shall be responsible for setting the odds for the sportsbook and the HTML sportsbook, from time to time, in its sole discretion.

                  2.7.3 The Licensee shall determine the betting limits for both the casino sportsbook and the HTML sportsbook, from time to tithe, in its sole discretion. The Licensee may choose zero as a betting limit.

                  2.7.4 The Licensee, in its sole discretion, shall determine the betting limits for the Games. The Licensee may choose zero as a betting limit.

                  2.7.5 SSII shall determine the games available in the casino and both versions of the sportsbook, from time to time, in its sole discretion.

                  2.7.6 SSII shall determine the lottery tickets available in the casino as well as the forms of play, from time to time, in its sole discretion.

                  2.7.7 SSII shall only supply the Games that the Licensee has appropriate licenses to operate.

3.       OBLIGATIONS OF THE LICENSEE

         3.1      LICENSES

                  3.1.1 The Licensee shall be responsible for obtaining and maintaining all necessary licenses for the operation of an Internet Casino and an Internet Sportsbook operation, or whichever the Licensee intends to operate, in a location where SSII maintains Hardware.

                  3.1.2 SSII shall recommend a lawyer in Antigua that can assist the Licensee in obtaining, an Internet casino license as required by the Antigua Free Trade Zone.

         3.2      MERCHANT NUMBERS

                  3.2.1 The Licensee shall be responsible for obtaining and maintaining appropriate merchant numbers for the processing of Visa, Master Card and American Express credit cards and any other credit card the Licensee may obtain merchant numbers for (the "Merchant Numbers").

                  3.2.2 Notwithstanding that from time to time, SSII may make merchant numbers available to the Licensee through another subsidiary of Starnet Communications International Inc. ("SSII"), neither SSII nor SCII, nor any other subsidiary of SCII shall be responsible for maintaining or continuing to provide merchant numbers.

         3.3      MARKETING

                  3.3.1 The Licensee shall be responsible for all marketing of the services offered through the Licensed Software.

                  3.3.2 The Licensee shall spend on a monthly basis, a minimum of 15% of the previous month's Net Revenue on marketing and promoting the Licensee's gaming site.

                  3.3.3 SSII is not responsible for tracking or maintaining any records or data with respect to marketing. The Licensee shall be allowed access to the Hardware for the purpose of tracking and maintaining marketing data.

                  3.3.4 The Licensee shall be responsible for all aspects of customer service, including, but not limited to dealing with customer complaints and paying out winnings, provided that the Licensee has and is using its own credit card merchant accounts.

         3.4      DISTRIBUTION OF SOFTWARE

                  3.4.1 The Licensee shall be responsible for the production and distribution of compact discs containing the Downloadable Software.

                  3.4.2 The Licensee shall not alter the Licensed Software as supplied on the Master CD in any way.

                  3.4.3 The Licensee shall ensure that the packaging for the Licensed Software, the entry web page for the casino and sportsbook, as well on any compact disks containing the License Software, shall display all proprietary rights symbols such as Copyright and Trademark, as supplied by SSII (the "Symbols"). The Symbols shall be of the exact same size and font as supplied by SSII.

         3.5      REGULATORY ISSUES

                  3.5.1 The Licensee shall be solely responsible for determining which jurisdictions they choose to market to and receive wagers from. It is understood that the Licensee will not accept wagers from Canada, and SSII will program the Casino to provide the necessary blocks and filters to prevent CANADIAN wagers.

                  3.5.2 The Licensee shall be responsible for determining the legality of accepting wagers in whichever jurisdictions they choose to market to and receive wagers from.

                  3.5.3 The Licensee shall indemnify SSII for any reasonable legal costs, and fines that arise as a result of the Licensee choosing to accept wagers from any jurisdiction that determines or has determined that Internet wagering is illegal.

         3.6      THE WEB SITE

                  3.6.1 The Licensee shall construct and maintain the entire web site(s) where the Downloadable Software is to be made available to the Licensee's customers (the "Web Sites").

                           The Licensee shall pay for any and all Uniform Resource Locators ("URL's") that the Licensee deems necessary to properly market the Licensed Software.

                  3.6.2 The Licensee shall ensure that the Web Sites shall display a statement that the software is licensed, as well as all proprietary rights symbols such as Copyright and Trademark, as supplied by SSII (the "Symbols"). The Symbols shall be of the exact same size and font as supplied by SSII.

                  3.6.3 The Licensee shall have the right to add as many URL's that are dedicated solely to the promotion of the Licensee's gaming site as the Licensee deems necessary.

                  3.6.4 The Licensee shall have the right to make any changes to the Web Sites the Licensee feels appropriate. All changes that are effected by SSII will be charged to the Licensee at market rates.

                  3.6.5 If requested, SSII shall construct and maintain any and all, additional web sites the Licensee deems necessary for the marketing of the Licensed Software. All work done to build additional web sites shall be charged to the Licensee at market rates.

                  3.6.6 SSII shall not in any way be responsible for the design of the Web Sites utilized by the Licensee.

                  3.6.7 The Licensee shall include in their Terms and Conditions of Play for the Licensed Software the Terms and Conditions that are recommended by SSII. The Licensee may embellish or add to these Terms and Conditions. If the Licensee does not implement the minimum required Terms and Conditions, in so far as the Terms and Conditions would have protected the Licensee, SSII shall not be responsible to the Licensee, notwithstanding anything in this Agreement.

                  3.6.8 To enhance the credibility of the Licensee's gaming operation, the Licensee is required to utilize the SSII intermercial provided and designed by SSII, and display the SSII Seal of Approval icon on the website's homepage.

4.       STANDARD CLAUSES

         4.1      NOTICES

         Unless otherwise provided in this Agreement, any notice provided for under this Agreement shall be in writing and shall be sufficiently given if delivered personally, or if transmitted by facsimile with an original signed copy delivered personally within twenty-four hours thereafter, or mailed by prepaid registered post addressed to SSII at their respective addresses set forth below or at such other than current address as is specified by notice.

         To SSII:                   Newgate Street
                                    P.O. Box 1589 St. John's, Antigua,
                                    WI Attention: General Counsel Fax
                                    (268) 480-1656

         To the Licensee:           Registered offices in St. John's, Antigua

         4.2      ENTIRE AGREEMENT AND SCHEDULES

         The parties agree that this Agreement and its Schedule, if any, constitute the complete and exclusive statement of the terms and conditions between the Licensee and SSII covering the performance hereof and cannot be altered, amended or modified except in writing executed by an authorized representative of each party. The Licensee further agrees that any terms and conditions of any purchaser order or other instrument issued by the Licensee in connection with this Agreement which are in addition or inconsistent with the terms and conditions of this Agreement shall not be binding on SSII and shall not apply to this Agreement.

         4.3      GOVERNING LAW AND ARBITRATION

         Any dispute in connection with this Agreement shall be settled by arbitration in accordance with any Arbitration Act agreed upon between the parties; provided, however, should any dispute arise under this Agreement, the parties shall endeavor to settle such dispute amicably between themselves, in the event that the parties fail to agree upon an amicable solution, such dispute shall be finally determined by arbitration as aforesaid.

         4.4      GOOD FAITH

         The parties acknowledge to one another that each respectively intends to perform its obligations as specified in this Agreement in good faith.

         4.5      PARTIES TO ACT REASONABLY

         The parties agree to act reasonably in exercising any discretion, judgment, approval or extension of time that may be required to effect the purpose and intent of this Agreement. Whenever the approval or consent of a party is required under this Agreement, such consent shall not be unreasonably withheld or delayed.

         4.6      GOVERNING LAW

         This agreement and all Schedules shall be governed by and construed in accordance with the laws of the Country of Antigua, and the Licensee hereby attorns to the jurisdiction of the courts of Antigua notwithstanding any other provision expressed or implied in either this agreement or the Schedules.

         4.7      TIME TO BE OF THE ESSENCE

         Time is of the essence.

         4.8      NUMBER AND GENDER

         In this Agreement the use of the singular number includes the plural and vice versa the use of any gender includes all genders, and the word "person" includes an individual, a trust, a partnership, a body corporate and politic, an association and any other incorporated or unincorporated organization or entity.

         4.9      CAPTIONS

         Captions or descriptive words at the commencement of the various sections are inserted only for convenience and are in no way to be construed as a part of this Agreement or as a limitation upon the scope of the particular section to which they refer.

         4.10     NON-ASSIGNABILITY

         This Agreement is personal to the Licensee, except as provided in S. 4.11, and the Licensee may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent or SSII.

         4.11     BENEFIT

         This Agreement shall enure to the benefit of and be binding upon the Licensee, its successors and assigns. The Licensee may delegate the performance of any of its obligations hereunder to any corporation which controls, is controlled by or is under common control with the Licensee.

         4.12     WAIVER

         No condoning, excusing or waiver by any party hereto of any default, breach of non-observance by any other party hereto, at any time or times with respect to any covenants or conditions herein contained, shall operate as a waiver of that party's rights hereunder with respect to any continuing or subsequent default, breach or nonobservance, and no waiver shall be inferred from or implied by any failure to exercise any rights by the party having those rights.

         4.13     FURTHER ASSURANCE

         Each of the parties hereto hereby covenants and agrees to execute such further and other documents and instruments and to do such further and other things as may be necessary to implement and carry out the intent of this Agreement.

         4.14     CUMULATIVE RIGHTS

         All rights and remedies of SSII are cumulative and are in addition to and shall not be deemed to exclude any other rights or remedies allowed by law except as specifically limited hereby. All rights and remedies may be exercised concurrently.

         4.15     PRIOR AGREEMENTS

         Except as specifically provided for herein, this Agreement, including its Schedules, contains all of the terms agreed upon by the parties with respect to the subject matter herein and supersedes all prior agreements, arrangements and understandings with respect thereto, whether oral or written.

         4.16     SEVERABILITY

         If any part of this Agreement is unenforceable because of any rule or law or public policy, such unenforceable provision shall be severed from this Agreement, and this severance shall not affect the remainder of this Agreement.

         4.17     NO PARTNERSHIP

         Notwithstanding anything in this Agreement, no part of this Agreement, nor the Agreement as a whole shall be construed as creating a partnership or agency relationship between the parties. If any part of this Agreement should become construed as forming a partnership or agency relationship, that part shall be amended such that no partnership or agency relationship is created, but that part achieves what it was originally intended to achieve.

         4.18     DOLLAR AMOUNTS

         All references to money or specific dollar amounts in this Agreement are in United States Dollars.

         4.19     INTERPRETATION

         In the interpretation of this Agreement of any provision hereof, no inference shall be drawn in favor of or against any party by virtue of the fact that one party or its agents may have drafted this Agreement or such provision. Notwithstanding the above, if there is any uncertainty in the interpretation of this Agreement, the uncertainty shall be interpreted in SSII's favour.

         IN WITNESS WHEREOF the parties have executed this Agreement on the date first written.



STARNET SYSTEMS INTERNATIONAL INC.


Per:                                         Per:
      ------------------------------              ----------------------------


Name:                                        Name:
       -----------------------------               ---------------------------


Title:                                       Title:
        ----------------------------                --------------------------

INTERNET EMPIRE ENTERTAINMENT LTD.


Per:
      ------------------------------

Name:
       -----------------------------

Title:
        ----------------------------

                                   SCHEDULE A

The Licensee agrees to pay SSII monthly fees according to the following:

THE LICENSEE'S NET MONTHLY                                FEES PAYABLE
REVENUE (U.S. DOLLARS)

[*]

The above table should be read with the following understanding: If the Licensee has net monthly revenues of [*] then the fee payable is calculated as follows:

[*]

* This information has been omitted and is subject to a request for confidential treatment with the Securities and Exchange Commission.

                            SCHEDULE OF MARKET RATES

         The Market rates as set out in this schedule and referred to in this Agreement are subject to change without notice to the Licensee.

3D graphics:----------------------------------------------[*]

Video editing:--------------------------------------------[*]

Graphic design:-------------------------------------------[*}

Programming:----------------------------------------------[*}

Quality Assurance and testing:----------------------------[*]


* This information has been omitted and is subject to a request for confidential treatment with the Securities and Exchange Commission.

                       Schedule of Merchant Number Terms

         o        Monthly processing limit:  [*]
         o        Merchant discount:  [*]
         o Rolling reserve; [*] for [*] days if chargeback are less than [*]
         o        [*] if chargebacks exceed [*] - but will be subject to review
         o Transaction fee: [*] per transaction applied to both debit and credit transactions
         o Fraud Screen fee: [*] per transaction applied to all sales transaction regardless of the response, (accept or reject). This system is essential to keep the chargeback ratio down.
         o        Settlement: [*]
         o        Chargeback: [*] per chargeback transaction
         o        Payout processing fee is [*] per bank draft.

SSII makes no guarantee as to the availability of the merchant numbers contemplated in this Schedule. Please refer to section 3.2.2 of this Agreement for clarification.

* This information has been omitted and is subject to a request for confidential treatment with the Securities and Exchange Commission.